EXHIBIT 16.1

September 13, 2005

Securities and Exchange Commission

450 Fifth Street, N.W.

Washington, DC 20549

Ladies and Gentlemen:

We have read Item 4.01 of the Form 8-K to be filed on or about September 14, 2005, of the Pinnacle Entertainment, Inc. 401(k) Investment Plan and are in agreement with the statements contained in paragraphs one, two, four, five and six in Item 4.01 therein. We have no basis to agree or disagree with other statements of the registrant contained therein.

/s/ Holthouse Carlin & Van Trigt LLP